Exhibit 10.139d

                         CASH INCENTIVE AWARD AGREEMENT

     AGREEMENT made effective February 1, 2010 by and among Tiffany & Co., a Delaware corporation (the "Company"), Tiffany and Company, the New York subsidiary corporation of the Company ("Tiffany") and * ("Executive").

     Whereas, on March 17, 2005 the Board of Directors of the Company adopted, and on May 19, 2005 the stockholders of the Company duly approved, the Company's 2005 Employee Incentive Plan, as subsequently amended (the "Plan"); and

     Whereas, the Stock Option Subcommittee of the Compensation Committee of the Company was appointed the "Committee" under the Plan by said Board of Directors; and

     NOW THEREFORE, based upon the foregoing and in consideration of the mutual promises hereinafter set forth, it is hereby AGREED as follows:

     1. This Agreement is intended to be an Award Agreement under the Plan and is subject to all terms and conditions set forth in such Plan, including the Plan provisions limiting implied rights.

     2. Executive agrees that he/she shall not be entitled to any cash bonus in respect of the fiscal year ending January 31, 2010 except as provided in this Agreement.

     3. Tiffany agrees to pay, or, failing that, the Company shall pay, cash Incentive Award to Executive in respect of the fiscal year ending January 31, 2010 only as follows:

(a) Such award shall be paid, if at all, following the close of such fiscal year and after financial results have been determined and publicly announced, provided that Executive remains employed with Tiffany through the end of such fiscal year;

(b) No award shall be payable unless the following Performance Measure is achieved: the Company's consolidated net earnings for such fiscal year (as adjusted by the Committee pursuant to Section 9.1 of the Plan) equal or exceed $189 million;

(c) If the condition stated in subparagraph (b) is satisfied, a maximum Incentive Award of $ * [see Schedule of Maximum Awards attached] will be payable to you, subject to the discretion of the Committee to reduce such award; the Committee will not be limited in the exercise of such discretion.

     4. This Agreement shall be governed by the law of the State of New York applicable to agreements made and to be performed within said state.





Compensation Committee, March 17, 2010                               Page 1 of 2

     IN WITNESS WHEREOF, parties hereto have entered into this Agreement effective as of the date first stated above.



                                                    Tiffany & Co.
                                                    (the "Company")


      ------------------------------------          ----------------------------
      [Name of Executive]



                                                    Tiffany and Company
                                                    ("Tiffany")


                                                    ----------------------------



         Schedule of Maximum Incentive Awards

         Michael J. Kowalski -- $2,000,000
         James N. Fernandez -- $1,036,000
         James E. Quinn -- $1,036,000
         Beth O. Canavan -- $840,000
         Jon King -- $840,000




























Compensation Committee, March 17, 2010                               Page 2 of 2